Exhibit 99.5

Consent of Gemini Valuation Services, LLC

July 8, 2026

Board of Directors

Pulmatrix, Inc.

945 Concord Street, Suite 1217

Framingham, MA 01701

Re: Registration Statement on Form S-4 of Pulmatrix, Inc.

Members of the Board:

We hereby consent to the inclusion of our opinion letter, dated March 22, 2026, to the Board of Directors of Pulmatrix, Inc. (“Pulmatrix”) as Annex D to, and to the reference thereto under the headings “Prospectus Summary - Opinion of Pulmatrix’s Financial Advisor,” “The Merger - Background of the Merger,” “The Merger - Pulmatrix’s Reasons for the Merger,” and “The Merger - Opinion of Pulmatrix’s Financial Advisor” in the proxy statement/prospectus relating to the proposed merger involving Pulmatrix and Eos SENOLYTIX, Inc. (“Eos”), which such proxy statement/prospectus forms a part of Pulmatrix’s and Eos’s Registration Statement on Form S-4 (the “Registration Statement”) to be filed on the date hereof, which this consent is filed as an exhibit thereto. In giving the foregoing consent, we do not admit (1) that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission (the “Commission”) promulgated thereunder, or (2) that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act and the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Gemini Valuation Services, LLC
Gemini Valuation Services, LLC

GEMINI VALUATION SERVICES, LLC

1100 Glendon Ave, 905

Los Angeles, CA 90024